                    NONPARTICIPATING VARIABLE ANNUITY POLICY

ANNUITY BENEFIT PAYABLE TO THE ANNUITANT ON THE RETIREMENT DATE. GUARANTEED DEATH BENEFITS (SEE SECTION 5). FLEXIBLE PREMIUMS PAYABLE FOR THE ANNUITANT'S LIFE OR UNTIL THE RETIREMENT DATE. THE ACCUMULATED VALUE IN THE VARIABLE ACCOUNT IS BASED ON THE INVESTMENT EXPERIENCE OF THAT ACCOUNT, AND MAY INCREASE OR DECREASE DAILY. IT IS NOT GUARANTEED AS TO DOLLAR AMOUNT. THE VARIABLE FEATURES OF THIS POLICY ARE DESCRIBED IN SECTION 6.

Farm Bureau Life Insurance Company will pay the benefits of this policy subject to all of its terms.

RIGHT TO EXAMINE POLICY

THE OWNER MAY CANCEL THIS POLICY BY DELIVERING OR MAILING A WRITTEN NOTICE, SENDING A TELEGRAM OR FAX TO THE AGENT THROUGH WHOM IT WAS PURCHASED OR THE FARM BUREAU LIFE INSURANCE COMPANY, 5400 UNIVERSITY AVENUE, WEST DES MOINES, IOWA 50266-5997, FAX [515-226-6844], AND BY RETURNING THE POLICY OR CONTRACT BEFORE MIDNIGHT OF THE 30TH DAY AFTER THE DATE THE OWNER RECEIVES THE POLICY. NOTICE GIVEN BY MAIL AND RETURN OF THE POLICY OR CONTRACT BY MAIL ARE EFFECTIVE ON BEING POSTMARKED, PROPERLY ADDRESSED AND POSTAGE PREPAID. FARM BUREAU LIFE WILL REFUND, WITHIN SEVEN DAYS AFTER IT RECEIVES THE RETURNED POLICY, AN AMOUNT EQUAL TO THE GREATER OF THE PREMIUMS PAID OR THE SUM OF:

a. THE ACCUMULATED VALUE OF THE POLICY ON THE DATE THE POLICY IS RECEIVED AT THE HOME OFFICE;

b.   ANY ADMINISTRATIVE CHARGES WHICH WERE DEDUCTED; AND

c.   AMOUNTS APPROXIMATING DAILY CHARGES AGAINST THE VARIABLE ACCOUNT.

Signed for and on behalf of Farm Bureau Life Insurance Company at its Home Office at 5400 University Avenue, West Des Moines, Iowa, 50266-5997, effective as of the Policy Date of this policy.


                 /s/ Craig A. Lang                   /s/ Jerry C. Downin
                         President                             Secretary

FARM BUREAU LIFE INSURANCE COMPANY
5400 UNIVERSITY AVENUE
WEST DES MOINES, IOWA 50266-5997
                                        [FARM BUREAU FINANCIAL SERVICES(R) LOGO]



Form # 434-062(05-02)

This policy is a legal contract between the Owner and Farm Bureau Life Insurance Company.

READ YOUR POLICY CAREFULLY

INDEX OF MAJOR POLICY PROVISIONS


POLICY DATA...................................................3

SECTION 1 -- DEFINITIONS......................................5
     1.1   You or Your
     1.2   Annual Administrative Charge
     1.3   Annuitant
     1.4   Age
     1.5   Beneficiary
     1.6   Business Day
     1.7   Declared Interest Option
     1.8   Due Proof of Death
     1.9   Eligibility for Waiver of Surrender Charge
     1.10  Fund
     1.11  General Account
     1.12  Home Office
     1.13  Owner
     1.14  Payee
     1.15  Performance Enhanced Death Benefit
     1.16  Policy Anniversary
     1.17  Policy Date
     1.18  Policy Year
     1.19  Qualified Nursing Care Center
     1.20  Qualified Physician
     1.21  Retirement Date
     1.22  SEC
     1.23  Surrender Charge
     1.24  Total Disability
     1.25  Valuation Period
     1.26  Variable Account
     1.27  We, Our, Us or the Company

SECTION 2 -- THE CONTRACT.....................................7
     2.1   Annuity Benefit
     2.2   Contract
     2.3   Modification
     2.4   Incontestable Clause
     2.5   Misstatement of Age or Sex
     2.6   Return of Policy and Policy Settlement
     2.7   Termination
     2.8   Nonparticipation

SECTION 3 -- OWNERSHIP AND BENEFICIARIES......................8
     3.1   Ownership
     3.2   Beneficiary
     3.3   Change of Owner or Beneficiary
     3.4   Assignment

SECTION 4 -- PREMIUMS.........................................9
     4.1   Premium Payment
     4.2   Allocation of Premium

SECTION 5 -- DEATH BENEFITS..................................10
     5.1   Death Benefit at Death of Annuitant Prior to Retirement Date
     5.2   Death of Owner
     5.3   Death Benefit at Death of Annuitant During Accumulation Period

SECTION 6 -- VARIABLE ACCOUNT................................12
     6.1   Variable Account
     6.2   Subaccounts
     6.3   Fund Investment Options
     6.4   Transfers

SECTION 7 -- ACCUMULATED VALUE BENEFITS......................14
     7.1   Accumulated Value
     7.2   Surrender Value
     7.3   Variable Accumulated Value
     7.4   Subaccount Units
     7.5   Unit Value
     7.6   Declared Interest Option Accumulated Value
     7.7   Declared Interest Option Interest
     7.8   Surrender
     7.9   Surrender Charge
     7.10  Ten Percent Withdrawal Privilege
     7.11  Waiver of Surrender Charge
     7.12  Partial Withdrawal
     7.13  Delay of Payment
     7.14  Tax Charges
     7.15  Annual Report

SECTION 8 -- PAYMENT OPTIONS                                 18
     8.1   Payee(s)
     8.2   Proceeds
     8.3   Choosing an Option
     8.4   Payment Option Agreement; Effective Date
     8.5   Death of Payee
     8.6   Withdrawal of Proceeds
     8.7   Claims of Creditors

SECTION 9 -- FIXED PAYMENT OPTIONS                           19
     9.1   Fixed Payment Option Choices
     9.2   Interest and Mortality

FIXED PAYMENT OPTION TABLES                                  21

SECTION 10 -- VARIABLE PAYMENT OPTIONS                       22
     10.1  Variable Payment Option Choices
     10.2  Annuity Unit
     10.3  Fixed Interest Option
     10.4  Allocation
     10.5  Exchanges of Annuity Units
     10.6  Commuted Value
     10.7  Amount of Variable Payments
     10.8  Annuity Unit Value
     10.9  Net Investment Factor
     10.10 Assumed Interest Rate and Factor

VARIABLE PAYMENT OPTION TABLES                               25

Any additional benefits and endorsements which apply to this policy are listed on the Policy Data pages and are described in the forms which follow the last page of this policy.

                                   POLICY DATA

Annuitant                                [JOHN DOE]

Age                                      [35]

Sex                                      [MALE]

Policy Number                            [12345]

Policy Date                              [05-01-2002]

Owner(s)                                 [JOHN DOE]

Normal Retirement Date                   [05-01-2032]

On Declared Interest Option:
     Guaranteed Interest Rate            [3.00%]


                                SCHEDULE OF FORMS

FORM NO.                   DESCRIPTION
--------                   -----------
[434-062(05-02)            Nonparticipating Variable Annuity Policy
434-511(05-02)             Incremental Death Benefit Rider]


                           Form Number 434-062(05-02)
                              Policy Number [12345]

                                   POLICY DATA

                               SCHEDULE OF CHARGES

Annual Administrative Charge:              [$30.00 per year]
Transfer Charge:                           [$10.00 per Transfer. This charge is
                                           guaranteed to never exceed $25.00.]
Mortality and Expense Risk Charge:         [0.0034035% of the
                                           variable accumulated
                                           value per day (equivalent
                                           to 1.25% per year).]

[IDB Rider Charge                          0.15% of accumulated value]

Surrender Charge Period                    [6 years]

The Surrender Charge will be as shown in the following table:

     [POLICY YEAR      SURRENDER CHARGE PERCENTAGE (AS A PERCENT OF ACCUMULATED VALUE WITHDRAWN)
     ------------      -------------------------------------------------------------------------
            1                               7%
            2                               6%
            3                               5%
            4                               4%
            5                               3%
            6                               2%
   Thereafter                               0%]


                 DECLARED INTEREST OPTION INTEREST RATE BANDING

[If the DIO accumulated value is between $25,000.00 and $99,999.99, the credited interest rate will be 0.35% higher than if the value is below $25,000.00.

If the DIO accumulated value is $100,000.00 or greater, the credited interest rate will be 0.60% higher than if the value is below $25,000,00.]


                         SCHEDULE OF INVESTMENT OPTIONS

General Account:      The general assets of Farm Bureau Life Insurance Company

Separate Account:     Farm Bureau Life Annuity Account

[Subaccounts:         Subaccounts are listed in the application]


                           Form Number 434-062(05-02)
                              Policy Number [12345]

SECTION 1 -- DEFINITIONS

1.1 YOU OR YOUR

means the Owner, or Owners, of this policy.

1.2 ANNUAL ADMINISTRATIVE CHARGE

means a fee that is charged yearly. The Annual Administrative Charge may go up or down but is guaranteed not to exceed $45. The Annual Administrative Charge as of the Policy Date is shown on the Policy Data pages.

1.3 ANNUITANT

means the person whose life determines the annuity benefit, death benefit and Eligibility for the Waiver of Surrender Charge. Only one Annuitant may be named.

1.4 AGE

means Age at the last birthday.

1.5 BENEFICIARY

means the person (or persons) named by you to whom the death benefit payable on the death of the Annuitant, or in certain circumstances the death of the Owner, will be paid. Prior to the Retirement Date, if no Beneficiary survives the Annuitant, you or your estate will be the Beneficiary.

1.6 BUSINESS DAY

means each day that the New York Stock Exchange is open for trading, except:

a. any period when the SEC determines that an emergency exists which makes it impracticable for a Fund to dispose of its securities or to fairly determine the value of its net assets; or

b. such other periods as the SEC may permit for the protection of security holders of a Fund.

1.7 DECLARED INTEREST OPTION

means an option in which the accumulated value accrues interest at a rate declared by the Company. The declared rate will never be less than the guaranteed minimum rate. The Declared Interest Option is supported by the General Account.

1.8 DUE PROOF OF DEATH

means proof of death satisfactory to us. Such proof may consist of a certified copy of the death record, a certified copy of a court decree reciting a finding of death, or any other proof satisfactory to us.

1.9 ELIGIBILITY FOR WAIVER OF SURRENDER CHARGE

means, after the first Policy Year, the Annuitant:

a. is diagnosed by a Qualified Physician as having a terminal illness; a terminal illness is any disease or medical condition which the Qualified Physician expects will result in death within 1 year;

b. becomes confined in a Qualified Nursing Care Center for at least 90 consecutive days and remains confined; or

c.   is currently under age 65 and has become totally disabled.

In addition, Surrender Charges will be waived for any amount that is required to satisfy the minimum distribution requirements of Section 401(a)(9) of the Internal Revenue Code.

1.10 FUND

means the investment options shown on the Policy Data pages. The corresponding Funds are registered with the SEC under the Investment Company Act of 1940 as open-end diversified management investment companies or unit investment trusts.

1.11 GENERAL ACCOUNT

means all our assets other than those allocated to the Variable Account or any other separate account. We have complete ownership and control of the assets of the General Account.

1.12 HOME OFFICE

means Farm Bureau Life Insurance Company's offices located at 5400 University Avenue, West Des Moines, Iowa, 50266-5997.

1.13 OWNER

means the person (or persons) who is designated on our records as the Owner of the policy and who is entitled to exercise all rights and privileges provided in the policy. The original Owner is shown on the Policy Data pages. The term "person" includes a trust for this purpose.

1.14 PAYEE

means any person receiving payments under this policy.

1.15 PERFORMANCE ENHANCED DEATH BENEFIT

is a feature that guarantees a certain minimum death benefit. It is calculated as set forth in section 5.3.

1.16 POLICY ANNIVERSARY

means the same date in each year as the Policy Date.

1.17 POLICY DATE

means the Policy Date shown on the Policy Data pages. This date is used to determine Policy Years and anniversaries. The date of issue is equal to the Policy Date.

1.18 POLICY YEAR

means the 12-month period that begins on the Policy Date or on a Policy Anniversary.

1.19 QUALIFIED NURSING CARE CENTER

means a long-term care center that is licensed to operate according to the laws of their location. The following are Qualified Nursing Care Centers:

a.   Skilled Nursing Center - means a center that:

     i.   provides skilled nursing care supervised by a licensed physician,

     ii. provides 24-hour nursing care by, or supervised by, a Registered Nurse (R.N.), and

     iii. keeps a daily medical record of each patient;

b.   Intermediate Care Center - means a center that:

     i. provides 24-hour nursing care by, or supervised by, an R.N. or a Licensed Practical Nurse (L.P.N.), and

     ii.  keeps a daily medical record of each patient;

c.   Hospital - means a center that:

     i. operates for the care and treatment of sick or injured persons as inpatients,

     ii.  provides 24-hour nursing care by, or supervised by, an R.N.,

     iii. is supervised by a staff of licensed physicians, and

     iv. has medical, diagnostic, and major surgery capabilities or access to such capabilities;

Qualified Nursing Care Center does not include:

a.   drug or alcohol treatment centers;

b. home for the aged or mentally ill, community living centers, or places that primarily provide domiciliary, residency or retirement care; or

c.   places owned or operated by a member of the Annuitant's immediate family.

1.20 QUALIFIED PHYSICIAN

means a licensed, medical practitioner performing within the scope of his/her license. Such person must be someone other than you, the Annuitant, or a member of the immediate family of either you or the Annuitant.

1.21 RETIREMENT DATE

means the date, as chosen in the application, when annuity benefits would begin for the Annuitant. If no date is chosen in the application, the Retirement Date shall be the later of age 80 or the 10th Policy Anniversary. Subject to the payment option provisions, the Owner may change the retirement age at any time. However, the retirement age may not be changed after payments begin. If the policy is subject to Internal Revenue Service minimum distribution requirements, we will begin distributions as required. In no case will we allow a Retirement Date later than age 99.

1.22 SEC

means the Securities and Exchange Commission, a U.S. government agency.

1.23 SURRENDER CHARGE

means a fee that is applied at the time of any partial withdrawal or full surrender. The Surrender Charges are shown on the Policy Data pages.

1.24 TOTAL DISABILITY

means the inability to do all of the substantial and material acts necessary to carry out the Annuitant's occupation in a customary and usual manner by reason of any medically determinable physical or mental impairment that can be expected to:

a.   result in death; or

b.   be of long-continued and indefinite duration.

Proof of the existence of Total Disability must be furnished in such form and manner as the Company may request.

1.25 VALUATION PERIOD

means the period between the close of business on a Business Day and the close of business on the next Business Day.

1.26 VARIABLE ACCOUNT

means the Separate Account shown on the Policy Data pages. It is a unit investment trust registered with the SEC under the Investment Company Act of 1940.

1.27 WE, OUR, US OR THE COMPANY
means Farm Bureau Life Insurance Company.

SECTION 2 -- THE CONTRACT

2.1 ANNUITY BENEFIT

If the Annuitant lives to the Retirement Date, we will pay the Annuitant a monthly income for the rest of the Annuitant's life beginning on the Retirement Date if:

a.   this policy is in force on the Retirement Date;

b. the Owner has not elected to have the accumulated value paid in a single sum; and

c.   the Owner has not elected a payment option.

The amount of payments will be obtained by applying the accumulated value under payment option C. We will make at least 120 payments. After 120 payments, the Annuitant must be living to receive further payments. If the Annuitant dies before 120 payments have been paid, any remaining payments will be paid in accordance to the terms of the payment option agreement issued at the time the payments began.

2.2 CONTRACT

This policy is a legal contract. We issue this policy in consideration of the first premium and the statements in the application. The entire contract consists of:

a.   the basic policy;

b.   any endorsements or additional benefit riders;

c.   the attached copy of your application; and

d.   any amendments, supplemental applications or other attached papers.

We rely on statements made in the application for the policy. These statements, in the absence of fraud, are deemed representations and not warranties.

2.3 MODIFICATION

No one can change any part of this policy except the Owner and one of our officers. Both must agree to a change, and it must be in writing. No agent may change this policy or waive any of its provisions.

2.4 INCONTESTABLE CLAUSE

We will not contest this policy from its Policy Date.

2.5 MISSTATEMENT OF AGE OR SEX

We have the right to correct benefits for misstated Age or sex. In such an event, benefits will be the amount the premium actually paid would have bought at the correct Age or sex.

2.6 RETURN OF POLICY AND POLICY SETTLEMENT
We reserve the right to have this policy sent to the Company for any:

a.   modification;

b.   death settlement;

c.   surrender;

d.   assignment;

e.   change of Owner or Beneficiary;

f.   election; or

g.   exercise of any policy privilege.

2.7 TERMINATION

This policy ends when any one of the following events occurs:

a.   the Owner requests that the policy be canceled;

b.   the Annuitant dies;

c.   the policy is surrendered; or

d.   all of the value is applied to a fixed payment option.

We also reserve the right to terminate the policy if the accumulated value is $0 on any Policy Anniversary.

2.8 NONPARTICIPATION

This policy does not share in the Company's surplus or profits.

SECTION 3 -- OWNERSHIP AND BENEFICIARY

3.1 OWNERSHIP

The Owner has all rights, title and interest in the policy prior to the Retirement Date and while the Annuitant is living. You may exercise all rights and options stated in the policy, subject to the rights of any irrevocable Beneficiary. Upon the death of any Owner, the interest of any surviving Owner will take precedence over the interest of any Beneficiary.

3.2 BENEFICIARY

Beneficiaries are as named in the application, unless changed by the Owner.

Unless the beneficiary designation provides otherwise, if any Beneficiary in a class dies before the Annuitant, that Beneficiary's interest will pass to the other Beneficiaries in the class.

Secondary or contingent Beneficiaries will have the right to receive the death benefit only if no primary Beneficiary survives.

If no Beneficiary survives the Annuitant, the death benefit will be paid in one sum to the Owner, if living; otherwise to the Owner's estate.

In finding and identifying Beneficiaries we may rely on sworn statements, other facts, or evidence we deem satisfactory. Any benefits we pay based on such information will be a valid discharge of our duty up to the amount paid.

3.3 CHANGE OF OWNER OR BENEFICIARY

The Owner may change ownership or the beneficiary designation at any time during the lifetime of the Annuitant unless otherwise provided in the current designation. Any change is subject to the following rules:

a.   the change must be made in writing on a form acceptable to the Company;

b.   it must be signed by all irrevocable Beneficiaries;

c. if the Owner is more than one person, the written notice for change must be signed by all persons named as Owner;

d.   the form must be sent to our Home Office and recorded by the Company;

e. the change will take effect on the date signed, but it will not apply to any payment or action by us before we record the form; and

f. a change of beneficiary designation will automatically revoke any previous designations.

3.4 ASSIGNMENT

No assignment of this policy will bind us unless:

a.   it is in writing on a form acceptable to us;

b. it is signed by all persons named as Owner and all irrevocable Beneficiaries; and

c.   it is received by the Company at our Home Office.

We will not be responsible for the validity of an assignment.

SECTION 4 -- PREMIUMS

4.1 PREMIUM PAYMENT

Premium payments may be made at any time subject to the terms of this policy. However, we reserve the right to limit or restrict the amount of a premium payment as we deem appropriate. Premiums are to be paid at our Home Office.

4.2 ALLOCATION OF PREMIUM

The Owner will determine the percentage of premium that will be allocated to each subaccount of the Variable Account and to the Declared Interest Option. The Owner may choose to allocate all the premium, a percentage or nothing to a particular subaccount or to the Declared Interest Option. Any allocation must be for at least 10% of the individual premium payment. A fractional percent may not be chosen.

On the Policy Date, premiums will be initially allocated to the money market subaccount. On the 11th day following the Policy Date, we will transfer part or all of the accumulated value in the money market subaccount to the subaccounts or the Declared Interest Option in accordance with the premium allocation percentages shown in the application. Subsequent premiums will be allocated in accordance with the premium allocation percentages shown in the application or the most recent written instructions of the Owner.

The Owner may change the allocation for future premiums at any time, subject to the following rules:

a.   the policy must be in force;

b.   there must be an accumulated value;

c.   the change must be in writing on a form acceptable to us;

d.   the form must be signed by the Owner; and

e. the change will take effect no later than the Business Day following the date we receive the signed form at our Home Office.

A change of allocation of future premiums does not affect current accumulated values.

SECTION 5 -- DEATH BENEFITS

5.1 DEATH BENEFIT AT DEATH OF ANNUITANT PRIOR TO RETIREMENT DATE

If the Annuitant dies prior to the Retirement Date and the Annuitant is not an Owner, we will pay the death benefit to the Beneficiary. The Beneficiary may elect to apply this sum under one of the annuity payment options as Payee. See
Section 5.2 if you are the Annuitant.

We will pay the death benefit to the Beneficiary:

a.   if the Annuitant dies before the Retirement Date;

b. within two months after receipt by us of due proof of the Annuitant's death;

c.   if the policy is in force on the date of the Annuitant's death; and

d.   subject to the terms and conditions of this policy.

5.2 DEATH OF OWNER

If an Owner dies prior to the Retirement Date and the Owner's spouse is a surviving Beneficiary or a surviving joint Owner, the policy may be continued to the extent of such spouse's interest in the policy.

If an Owner dies prior to the Retirement Date and the Owner's spouse is neither a surviving Beneficiary nor a surviving joint Owner, we will pay the Death Benefit to the Beneficiary in one sum within 5 years of the deceased Owner's death. The Beneficiary may elect (within 60 days of the date we receive Due Proof of Death) to apply this sum under one of the annuity payment options as Payee, provided:

a. payments under the annuity payment option begin not later than 1 year after the Owner's death; and

b. payments will be payable for the life of the Beneficiary, or over a period not greater than the Beneficiary's life expectancy.

If any Owner dies on or after the Retirement Date, but before all proceeds payable under this contract have been distributed, we will continue payments to the Annuitant (or, if the deceased Owner was the Annuitant, to the Beneficiary) under the payment method in effect at the time of the deceased Owner's death.

For purposes of this section, if any Owner of this contract is not an individual, the death of the Annuitant shall be treated as the death of an Owner.

5.3 DEATH BENEFIT AT DEATH OF ANNUITANT DURING ACCUMULATION PERIOD

If the Annuitant's Age on the Policy Date is:

a.   less than 76, the death benefit will be equal to the greater of:

     i. the sum of all premium payments less the sum of all partial withdrawal reductions, as of the date Due Proof of Death is received,

     ii. the accumulated value as of the date Due Proof of Death is received, or

     iii. the Performance Enhanced Death Benefit (PEDB) amount as of the date Due Proof of Death is received;

          The Performance Enhanced Death Benefit (PEDB) amount on the Policy Date is zero. The PEDB amount is recalculated on each Policy Anniversary.

          At the time of each recalculation, the PEDB amount is equal to the greater of:

          1.   the previous PEDB amount, or

          2.   the accumulated value as of the calculation date;

          In addition, these events cause a recalculation:

          1. with each additional premium payment, the PEDB is increased by the amount of each additional premium, and

          2. with each partial withdrawal reduction, the PEDB amount is decreased by the amount of each partial withdrawal reduction;

          We will recalculate the PEDB as described above until the Policy Anniversary immediately prior to the Annuitant's age 91. After that, the PEDB amount is recalculated only for additional premium payments or partial withdrawal reductions as described above.

b.   76 or greater, the death benefit is equal to the greater of:

     i. the sum of all premium payments less the sum of all partial withdrawal reductions, as of the date Due Proof of Death is received, or

     ii.  the accumulated value as of the date Due Proof of Death is received;

For purposes of this section, partial withdrawal reduction is equal to "a" times "b" divided by "c" where:

a.   is the death benefit immediately prior to withdrawal;

b.   is the amount of the partial withdrawal; and

c.   is the accumulated value immediately prior to withdrawal.

Notwithstanding any other provision of this policy, the policy will be administered in accordance with Section 72(a) of the Internal Revenue Code.

SECTION 6 -- VARIABLE ACCOUNT

6.1 VARIABLE ACCOUNT

We own the assets of the Variable Account. We will value the assets of the Variable Account each Business Day. The assets of such account will be kept separate from the assets of our General Account and any other separate accounts. Income, and realized and unrealized gains or losses from assets in the Variable Account will be credited to or charged against such account without regard to our other income, gains or losses.

That portion of the assets of the Variable Account which equals the reserves and other policy liabilities of the policies which are supported by the Variable Account will not be charged with liabilities arising from any other business we conduct. We have the right to transfer to our General Account any assets of the Variable Account which are in excess of such reserves and other policy liabilities.

While the Variable Account is registered with the SEC and thereby subject to SEC rules and regulations, it is also subject to the laws of the State of Iowa which regulate the operations of insurance companies incorporated in Iowa.

We also reserve the right to transfer assets of the Variable Account, which we determine to be associated with the class of policies to which this policy belongs, to another separate account. If this type of transfer is made, the term "Variable Account," as used in this policy, shall then mean the Variable Account to which the assets were transferred.

When permitted by law, we also reserve the right to:

a.   deregister the Variable Account under the Investment Company Act of 1940;

b.   manage the Variable Account under the direction of a committee;

c. restrict or eliminate any voting rights of Owners, or other persons who have voting rights as to the Variable Account; and

d.   combine the Variable Account with other separate accounts.

6.2 SUBACCOUNTS

The Variable Account is divided into subaccounts. Subject to obtaining any approvals or consents required by applicable law, we reserve the right to eliminate or combine any subaccounts and the right to transfer the assets of one or more subaccounts to any other subaccount. We also reserve the right to add new subaccounts and make such subaccounts available to any class or series of policies as we deem appropriate. Each new subaccount would invest in a new investment option of a Fund, or in shares of another investment company. The Owner will determine the percentage of premium that will be allocated to each subaccount in accordance with the allocation of premium provision.

6.3 FUND INVESTMENT OPTIONS

The Funds have one or more investment options each of which corresponds to one of the subaccounts of the Variable Account. Premiums allocated to a subaccount will automatically be invested in the Fund investment option associated with that subaccount. The Owner will share only in the income, gains or losses of the investment option(s) where shares are held.

We have the right, subject to compliance with any applicable laws, to make:

a.   additions to;

b.   deletions from; or

c    substitutions for;

the shares of a Fund investment option that are held by the Variable Account or that the Account may purchase.

We also reserve the right to dispose of the shares of an investment option of the Fund listed on the policy data pages and to substitute shares of another investment option of such Fund or another mutual Fund investment option:

a. if the shares of the investment option are no longer available for investment; or

b. if in our judgment further investment in the investment option should become inappropriate in view of the purposes of the Variable Account.

In the event of any substitution or change, we may, by appropriate endorsement, make such changes in this and other policies as may be necessary or appropriate to reflect the substitution or change.

6.4 TRANSFERS

The Owner may transfer all or part of the accumulated value among the subaccounts of the Variable Account and between the subaccounts and the Declared Interest Option, subject to the following rules:

a.   the transfer request must be in writing on a form acceptable to us;

b.   the form must be signed by the Owner;

c. the transfer will take effect as of the end of the Valuation Period during which we receive the signed form at our Home Office;

d. the Owner may transfer amounts among the subaccounts of the Variable Account an unlimited number of times in a Policy Year;

e. the Owner may transfer amounts from the Declared Interest Option to the Variable Account an unlimited number of times; amounts transferred from the Declared Interest Option are considered transferred on a last-in-first-out basis;

f. the first 12 transfers in each Policy Year will be made without a transfer charge; thereafter, each time amounts are transferred a transfer charge may be imposed; this transfer charge is shown on the Policy Data pages;

g. the accumulated value on the date of the transfer will not be affected by the transfer except to the extent of the transfer charge that will be deducted on a pro rata basis from the Declared Interest Option and/or the subaccounts to which the transfer is made;

h.   the Owner must transfer at least:

     i.  a total of $100, or

     ii. the total accumulated value in the subaccount or the total accumulated value in the Declared Interest Option, if the total amount transferred is less than $100;

i. no more than 25% of the accumulated value in the Declared Interest Option may be transferred at one time unless the balance in the Declared Interest Option after the transfer would be less than $1,000; if the balance in the Declared Interest Option would fall below $1,000, the entire accumulated value in the Declared Interest Option may be transferred.

SECTION 7 -- ACCUMULATED VALUE BENEFITS

7.1 ACCUMULATED VALUE

The accumulated value of this policy will be the sum of:

a.   the variable accumulated value; plus

b.   the Declared Interest Option accumulated value.

All of the values are the same or more than the minimums set by the laws of the state where the policy is delivered.

7.2 SURRENDER VALUE

The surrender value of this policy will be the accumulated value less any Surrender Charge.

All of the values are the same or more than the minimums set by the laws of the state where the policy is delivered.

7.3 VARIABLE ACCUMULATED VALUE

The initial variable accumulated value is the total amount of premium, if any, allocated to the money market subaccount valued no later than the Business Day following the day we receive a completed application and the minimum initial premium. After such date, the policy's variable accumulated value is equal to the sum of the policy's accumulated value in each subaccount. The value in a subaccount is equal to "a" multiplied by "b" where:

a.   is the current number of subaccount units; and

b.   is the current unit value.

The variable accumulated value will vary from Business Day to Business Day reflecting changes in "a" and "b" above.

7.4 SUBACCOUNT UNITS

When transactions are made which affect the variable accumulated value, dollar amounts are converted to subaccount units. The number of subaccount units for a transaction is determined by dividing the dollar amount of the transaction by the current unit value.

The number of units for a subaccount increases when:

a.   premiums are allocated to that subaccount; or

b. transfers from the Declared Interest Option or other subaccounts are credited to that subaccount.

The number of units for a subaccount decreases when:

a.   the Owner makes a surrender or partial withdrawal from that subaccount;

b. transfers are made from that subaccount to the Declared Interest Option or other subaccounts; or

c. the Annual Administrative Charge shown on the Policy Data pages is deducted (the Annual Administrative Charge will be prorated among the subaccounts and the Declared Interest Option).

7.5 UNIT VALUE

The unit value for each subaccount was set initially at $10.00 when the subaccounts first purchased Fund shares. The unit value for each subsequent Valuation Period is calculated by dividing "a" by "b", where:

a.   is:

     i. the value of the net assets of the subaccount at the end of the preceding Valuation Period, plus

     ii. the investment income and capital gains, realized or unrealized, credited to the net assets of that subaccount during the current Valuation Period, minus

     iii. the capital losses, realized or unrealized, charged against those net assets during the current Valuation Period, minus

     iv. any amount charged against the subaccount for taxes, or any amount set aside during the Valuation Period by the Company as a provision for taxes attributable to the operation or maintenance of that subaccount, minus

     v. the mortality and expense risk shown on the Policy Data pages; this charge may go up or down but will never exceed 0.0034035% of the net daily assets in that subaccount for the current Valuation Period; the maximum charge corresponds to a charge of 1.25% per year of the average daily net assets of the subaccount for mortality and expense risks;

b. is the number of units outstanding at the end of the preceding Valuation Period.

We will value the net assets in each subaccount at their fair market value in accordance with accepted accounting practices and applicable laws and regulations.

7.6 DECLARED INTEREST OPTION ACCUMULATED VALUE

The Declared Interest Option accumulated value as of the 11th day following the Policy Date is the accumulated value allocated to the Declared Interest Option as of that date. Thereafter, the Declared Interest Option accumulated value changes every Valuation Period.

The Declared Interest Option accumulated value increases when:

a.   premiums are allocated to the Declared Interest Option;

b.   transfers from the subaccounts are credited to the Declared Interest
     Option; or

c.   any interest is credited to the Declared Interest Option.

The Declared Interest Option accumulated value decreases when:

a.   the Owner makes a partial withdrawal from the Declared Interest Option;

b.   transfers are made from the Declared Interest Option to the subaccounts; or

c. the Annual Administrative Charge shown on the Policy Data pages is deducted (the Annual Administrative Charge will be prorated among the subaccounts and the Declared Interest Option).

For the purposes of the above calculation, interest does not accrue on amounts deducted for policy charges, on amounts transferred from or on amounts surrendered or withdrawn from the Declared Interest Option. Interest is accrued on the accumulated value of the Declared Interest Option on a daily basis and is credited no less frequently than once a Policy Year.

7.7 DECLARED INTEREST OPTION INTEREST

The guaranteed minimum interest rate applied to the Declared Interest Option accumulated value is an effective rate of 3% per year. Interest in excess of the minimum rate may be applied. The amount of the excess interest credited for any Policy Year will be set by us at the start of that Policy Year and will be guaranteed for such year.

The Declared Interest Option interest rate may vary according to the amount of the Declared Interest Option Accumulated Value, as shown on the Policy Data pages.

7.8 SURRENDER

Before the Retirement Date and while the Annuitant lives, the Owner may surrender the policy, subject to the following rules:

a. the Owner must send a written request to us along with such information or evidence as may be required by law or as may be needed to process the request;

b. the amount of any such surrender will be paid in cash at the Owner's request or we will apply part or all of it under a payment option;

c. the amount of accumulated value surrendered may be subject to a Surrender Charge; and

d.   upon surrender, the policy will terminate.

7.9 SURRENDER CHARGE

The Surrender Charge period begins on the Policy Date; the Surrender Charge varies by Policy Year as shown on the Policy Data pages.

If all of the accumulated value is applied to a payment option agreement under payment option B, C, D, I or II, the Surrender Charge will be reduced as follows:

a.   if option C, I or II is used, the Surrender Charge will be zero; or

b. if option B or D is used, the Surrender Charge schedule will be carried forward into the payment option agreement; however, the fixed number of years for which payment will be made is added to the number of years the policy has been in force to determine what the charge will be (for purposes of determining the fixed number of years under option D, the interest rate currently offered on the effective date of the payment option agreement will be used).

No Surrender Charge will apply if the proceeds are applied to a variable payment option.

7.10 TEN PERCENT WITHDRAWAL PRIVILEGE

Each Policy Year after the first Policy Year, the Owner may withdraw up to 10% of accumulated value under the policy without being subject to the Surrender Charge (the "ten percent withdrawal amount"). Under the ten percent withdrawal privilege, the Owner may withdraw up to the ten percent withdrawal amount through a single withdrawal or multiple withdrawals in a Policy Year. For purposes of determining the ten percent withdrawal amount, we calculate the percentage of accumulated value a withdrawal represents at the time of withdrawal. The unused portion of the ten percent withdrawal amount in a Policy Year will not carry over to any subsequent Policy Year.

7.11 WAIVER OF SURRENDER CHARGE

The Owner may make a partial withdrawal or full surrender without incurring a Surrender Charge if the Annuitant becomes eligible for waiver of the Surrender Charge.

The waiver of the Surrender Charge is subject to the following rules:

a. we must receive a written request on a form acceptable to us signed by the Owner;

b. the policy must be in force or not providing benefits under any payment option; and

c. proof must be provided of the Annuitant's Eligibility for Waiver of Surrender Charge, including an attending physician's statement and any other proof we may require; we reserve the right to seek a second medical opinion or have an examination of the Annuitant performed at our expense by a physician we choose.

7.12 PARTIAL WITHDRAWAL

While the Annuitant lives and prior to the Retirement Date, the Owner may withdraw a portion of the accumulated value, subject to the following rules:

a.   the amount of any partial withdrawal must be at least $500;

b. if the surrender value after a partial withdrawal is less than $2,000, we have the right to pay the remaining surrender value to the Owner as a full surrender;

c. the accumulated value will be reduced by the amount of any partial withdrawal and any Surrender Charge applying to such withdrawal; the Owner may tell us how to allocate a partial withdrawal among the subaccounts and the Declared Interest Option; if the Owner does not so instruct, we will prorate the partial withdrawal among the subaccounts and the Declared Interest Option; the allocation will be in the same proportion that the accumulated value in each of the subaccounts and the accumulated value in the Declared Interest Option bears to the total accumulated value on the date we receive the request; and

d. amounts withdrawn from the Declared Interest Option are considered withdrawn on the last-in-first-out basis.

7.13 DELAY OF PAYMENT

Proceeds from full surrenders and partial withdrawals will usually be mailed to the Owner within 7 days after the Owner's signed request is received in our Home Office. We will usually mail any death claim proceeds within 7 days after we receive Due Proof of Death. We have the right to delay such payment whenever:

a. the New York Stock Exchange is closed other than on customary weekends and any holiday closing;

b. trading on the New York Stock Exchange is restricted as determined by the SEC;

c.   the SEC, by order, permits postponement for the protection of policyowners;
     or

d. as a result of an emergency, as determined by the SEC, it is not reasonably possible to dispose of securities or to determine the value of the net assets of the Variable Account.

We have the right to defer payment which is derived from any amount paid to us by check or draft until we are satisfied the check or draft has been paid by the bank on which it is drawn.

We also have the right to delay payment from the Declared Interest Option for up to 6 months from the date we receive the Owner's request for full surrender, partial withdrawal or transfer.

7.14 TAX CHARGES

The Company may deduct state and local government premium tax from the accumulated value, if such taxes are applicable in your state. The Company may also make a charge against the accumulated value of this policy for any tax or economic burden on the Company resulting from the application of federal, state or local tax laws that the Company determines to be properly attributable to the separate account or the policies. The charge will be applied by:

a. redeeming the number of subaccount units from the Separate Account equal to the pro rata share of the charge applicable to the subaccounts; or

b. deducting from the Declared Interest Option accumulated value the pro rata portion of the charge applicable to the Declared Interest Option.

7.15 ANNUAL REPORT

At least once each year we will send a report, without charge, to the Owner which shows:

a.   all premiums paid and charges made since the last report;

b. the current accumulated value including the value in each subaccount and the Declared Interest Option; and

c.   any partial withdrawals since the last report.

An illustrative report will be sent to the Owner upon request. A fee may be charged for this report.

SECTION 8 -- PAYMENT OPTIONS

The provisions in this section apply to both the fixed and variable payment options.

8.1 PAYEE(S)

is the primary Payee(s) as named in the payment option agreement. Upon the death of the primary Payee or the last survivor in a class of Payees, it means any contingent Payees who become Payees under this agreement. The interest of any Payee in a class who dies before the Payee will pass to any survivors of the class, share and share alike, unless otherwise provided in the payment option agreement. If no Payee in a class survives, we will pay the proceeds to the next contingent Payee(s). If no contingent Payee survives, we will pay the proceeds to the estate of the last Payee to die.

8.2 PROCEEDS

means the total amount the Payee applies to a fixed or variable payment option on the effective date of the payment option agreement.

8.3 CHOOSING AN OPTION

The Owner may choose to have the proceeds of this policy paid under a payment option. After the death of an Annuitant who is an Owner, the Beneficiary may choose an option if the Owner had not done so before the Annuitant's death. If the Beneficiary does not choose a payment option, we will pay the proceeds of this policy according to the Company's published default payment option in effect on the date of death. If the deceased Annuitant was an Owner, see Section
5.2 as to certain limitations as to a Beneficiary's right to choose a payment option.

We may also fulfill our obligation under this policy by paying the proceeds in one sum if:

a.   the proceeds are less than $2,000;

b.   periodic payments become less than $20; or

c. the Payee is an assignee, estate, trustee, partnership, corporation or association.

8.4 PAYMENT OPTION AGREEMENT; EFFECTIVE DATE

We will send a payment option agreement if any payment option is chosen. If all of the value of this policy is applied to a fixed payment option, the payment option agreement will replace this policy. If any of the value is applied to a variable payment option, this policy will remain in force; however, if all of the value is applied to a variable payment option, the Annual Administrative Charge and the charges for riders, if any, will no longer apply. All sums to be paid by the Company under this policy are considered paid when tendered by us at our Home Office.

If a payment option has been chosen by the Owner, it is effective on the date the proceeds of this policy are due. If a Beneficiary chooses a payment option, it is effective on the date the election is received by us. The first payment under Option B, C or D is due on the effective date. The first payment under Option A is due at the end of the payment period chosen.

8.5 DEATH OF PAYEE

If a Payee dies, any remaining payments will be paid to a contingent Payee. If no Payee survives, we will pay the commuted value of any remaining payments to the estate of the last Payee to die.

8.6 WITHDRAWAL OF PROCEEDS

The Payee may not withdraw the funds under a payment option unless agreed to in the payment option agreement. We have the right to defer a withdrawal from a fixed payment option for up to 6 months. We may also refuse to allow partial withdrawals of less than $500.

8.7 CLAIMS OF CREDITORS

Payments under any payment option will be exempt from the claims of creditors to the maximum extent allowed by law.

SECTION 9 -- FIXED PAYMENT OPTIONS

9.1 FIXED PAYMENT OPTION CHOICES

The fixed payment options, which are supported by the Company's General Account, are:

OPTION A -- PROCEEDS LEFT AT INTEREST The proceeds will be left with the Company to earn interest. The Payee may leave the interest with the Company to accumulate or receive payments of interest only. If the Payee elects to receive interest payments, interest will be paid every 1, 3, 6 or 12 months. The rate of interest will be determined by the Company.

OPTION B -- PAYMENT FOR A DESIGNATED NUMBER OF YEARS

The proceeds will be paid out in equal installments for a designated number of years.

OPTION C -- PAYMENT OF LIFE INCOME

Payments will continue for the lifetime of the Payee, but for not less than the guaranteed period. The Owner or Payee may choose one of the guaranteed periods shown in the Option C - Payment of Life Income table in this policy.

OPTION D --  PAYMENT OF A DESIGNATED AMOUNT

The proceeds will be paid out in equal installments of a specified amount. The payments will continue until all proceeds plus interest have been paid out.

OTHER OPTIONS

The proceeds may be paid in any other manner requested and agreed to by us, or under any other payment options made available by the Company.

9.2 INTEREST AND MORTALITY

The minimum interest rate used in computing any fixed payment option is 3% per year. Higher interest rates may be used on the effective date of the payment option agreement. We may at any time declare additional interest on these funds. The amount of additional interest and how it is determined will be set by the Company.

The mortality table that is used for Option C is the "Annuity 2000" individual annuity mortality table.

                           FIXED PAYMENT OPTION TABLES
                            (PER $1,000 OF PROCEEDS)


     OPTION B -- PAYMENT FOR A DESIGNATED NUMBER
                      OF YEARS
     -------------------------------------------
           PAYMENTS PER $1,000 OF PROCEEDS
     -------------------------------------------
      NUMBER OF YEARS    ANNUAL         MONTHLY
     -------------------------------------------
              5          211.99          17.91
             10          113.82          9.61
             15           81.33          6.87
             20           65.26          5.51
             25           55.76          4.71
             30           49.53          4.18


                                          OPTION C - PAYMENT OF LIFE INCOME
                                       MONTHLY PAYMENTS PER $1,000 OF PROCEEDS
     -------------------------------------------------------------------------------------------------------------
                          MALE                              FEMALE                            UNISEX
      AGE   10 YEARS   15 YEARS    20 YEARS   10 YEARS    15 YEARS   20 YEARS    10 YEARS   15 YEARS   20 YEARS
            GUARANTEED GUARANTEED GUARANTEED  GUARANTEED GUARANTEED  GUARANTEED GUARANTEED  GUARANTEED GUARANTEED
     -------------------------------------------------------------------------------------------------------------
       55      4.45       4.38       4.27        4.16       4.12        4.06       4.30        4.25       4.16
       56      4.54       4.46       4.33        4.24       4.19        4.12       4.39        4.32       4.22
       57      4.63       4.54       4.39        4.32       4.27        4.19       4.47        4.40       4.29
       58      4.73       4.62       4.46        4.40       4.34        4.25       4.56        4.48       4.35
       59      4.83       4.70       4.52        4.49       4.42        4.32       4.65        4.56       4.42
       60      4.93       4.79       4.59        4.58       4.51        4.39       4.75        4.65       4.49
     -------------------------------------------------------------------------------------------------------------
       61      5.05       4.88       4.66        4.68       4.59        4.46       4.86        4.74       4.55
       62      5.16       4.98       4.72        4.79       4.68        4.53       4.97        4.83       4.62
       63      5.29       5.08       4.79        4.90       4.78        4.60       5.08        4.92       4.69
       64      5.42       5.17       4.85        5.01       4.88        4.67       5.21        5.02       4.76
       65      5.55       5.27       4.91        5.14       4.98        4.75       5.34        5.12       4.83
     -------------------------------------------------------------------------------------------------------------
       66      5.69       5.38       4.97        5.26       5.08        4.82       5.47        5.23       4.89
       67      5.84       5.48       5.03        5.40       5.19        4.89       5.61        5.33       4.96
       68      5.99       5.58       5.09        5.55       5.30        4.95       5.76        5.44       5.02
       69      6.15       5.68       5.14        5.70       5.41        5.02       5.91        5.54       5.08
       70      6.31       5.78       5.19        5.86       5.53        5.08       6.07        5.65       5.13
     -------------------------------------------------------------------------------------------------------------
       71      6.47       5.88       5.23        6.02       5.64        5.14       6.24        5.75       5.19
       72      6.64       5.97       5.27        6.20       5.75        5.19       6.41        5.86       5.23
       73      6.81       6.07       5.31        6.38       5.86        5.24       6.59        5.96       5.28
       74      6.99       6.15       5.34        6.57       5.97        5.29       6.77        6.06       5.31
       75      7.16       6.24       5.37        6.76       6.08        5.33       6.95        6.15       5.35
     -------------------------------------------------------------------------------------------------------------

SECTION 10 -- VARIABLE PAYMENT OPTIONS

10.1 VARIABLE PAYMENT OPTION CHOICES

The variable payment options are:

OPTION I -- PAYMENT OF LIFE INCOME

Payments will continue for the lifetime of the Payee, but for not less than the guaranteed period. The Owner or Payee may choose one of the guaranteed periods shown in the Variable Payment Option I table in this policy.

OPTION II -- PAYMENT OF JOINT AND SURVIVOR LIFE INCOME

Payments will continue as long as one or both of two Payees are alive.

10.2 ANNUITY UNIT

An accounting unit of measure used to calculate the amount of payments.

10.3 FIXED INTEREST OPTION

Is an allocation choice whereby payments made are based on a guaranteed interest rate equal to the assumed interest rate. The fixed interest option is supported by the General Account. The Payee may allocate proceeds to the fixed interest option and any of the subaccounts.

10.4 ALLOCATION

On the date the proceeds are applied to a variable payment option, the Payee(s) will determine the percentage of proceeds that will be allocated to the subaccounts and to the fixed interest option. Any allocation must be for at least 10% of the proceeds. A fractional percent may not be chosen.

10.5 EXCHANGES OF ANNUITY UNITS

The Payee(s) may exchange annuity units of one subaccount for those of another on a dollar equivalent basis. The Payee(s) may exchange annuity units among the subaccounts an unlimited number of times in a contract year.

The following rules apply to exchanges:

a.   the exchange request must be in writing on a form acceptable to us; and

b. the exchange will take effect as of the end of the Valuation Period during which we receive the request at our Home Office.


10.6 COMMUTED VALUE

The value payable at full surrender of the variable payment option will be equal to:

a. the commuted value of payments remaining in the guaranteed period, if any; minus

b. a commutation fee varying by contract year since the effective date of the payment option agreement as shown below:

CONTRACT YEAR             COMMUTATION FEE
OF PAYMENT                (AS A PERCENT OF
OPTION                    ORIGINAL PROCEEDS)
--------------------------------------------
         1                      7%
         2                      6
         3                      5
         4                      4
         5                      3
         6                      2
         Thereafter             0

The interest rate used to compute the commuted value of any unpaid payments remaining in the guaranteed period will be the assumed interest rate. Each payment under a variable payment option will be assumed to be equal to the number of annuity units times the applicable annuity unit value.

10.7 AMOUNT OF VARIABLE PAYMENTS

The amount of the first payment under a variable payment option is equal to:

a.   the number of thousands of dollars of proceeds applied to the option; times

b.   the factor per $1,000 for the option, from the Variable Payment Option
     Tables.

The amount of each later payment is equal to the sum for each subaccount of the number of annuity units times the applicable annuity unit value as of the end of the Valuation Period on the payment date selected.

10.8 ANNUITY UNIT VALUE

The number of annuity units credited under a variable payment option for each subaccount is equal to:

a.   the amount of the first payment; times

b.   the initial subaccount percentage allocation; divided by

c.   the applicable annuity unit value as of the option's effective date.

The number of annuity units remains constant. However, if the Payee(s) exchange annuity units among the subaccounts, the units are exchanged on a dollar equivalent basis.

The annuity unit values depend on the assumed interest rate and on the net investment factor. An annuity unit value is determined for each subaccount for each Valuation Period. The annuity unit value of each subaccount for its first Valuation Period was set at $1.00. Each annuity unit value for each later Valuation Period is equal to:

a.   the annuity unit value for the immediately preceding Valuation Period;
     times

b.   the net investment factor for that Valuation Period; times

c.   the daily assumed interest factor for each day in that Valuation Period.

10.9 NET INVESTMENT FACTOR

The net investment factor for each subaccount for each Valuation Period is determined by dividing "a" by "b" and subtracting "c" from the result, where:

a. is equal to the net assets of the subaccount as of the end of the Valuation Period; plus the amount of all investment income and capital gains, realized or unrealized, credited to the net assets of the subaccount during the Valuation Period; minus the amount of capital losses, realized or unrealized, charged against the net assets during the Valuation Period;

b. is equal to the net assets of the subaccount for the immediately preceding Valuation Period; and

c. is a charge no greater than 0.0034035% of the net assets in the subaccount for each day in the Valuation Period.

10.10 ASSUMED INTEREST RATE AND FACTOR

The assumed interest rate in the Variable Payment Option Tables is 5% per year. The daily assumed interest factor derived from an assumed interest rate of 5% is
0.9998663. We may also offer other assumed interest rates and other variable payment options from time to time, which may be available at the time a payment option is elected.



434-062(05-02)

                         VARIABLE PAYMENT OPTION TABLES

           VARIABLE PAYMENT OPTION I INITIAL FACTORS
          MONTHLY LIFE INCOME WITH GUARANTEED PERIOD
           ORIGINAL INSTALLMENT PER $1,000 PROCEEDS
-------------------------------------------------------------
               MALE              FEMALE            UNISEX
          --------------     --------------    --------------
AGE OF      10       20       10        20       10       20
 PAYEE    YEARS    YEARS     YEARS    YEARS    YEARS    YEARS
-------------------------------------------------------------
  35      $4.38    $4.35     $4.26    $4.25    $4.32    $4.30
  40       4.55     4.50      4.39     4.37     4.47     4.43
  45       4.76     4.67      4.56     4.52     4.66     4.60
  50       5.02     4.89      4.79     4.71     4.90     4.80
  55       5.37     5.13      5.08     4.95     5.22     5.04
  60       5.82     5.40      5.47     5.22     5.64     5.31
  65       6.40     5.67      5.98     5.53     6.19     5.60
  70       7.11     5.89      6.66     5.80     6.88     5.84
  75       7.89     6.02      7.50     5.99     7.69     6.01
  80       8.65     6.09      8.40     6.08     8.51     6.08
  85       9.24     6.11      9.14     6.11     9.18     6.11


              VARIABLE PAYMENT OPTION II
    JOINT AND 100% TO SURVIVOR MONTHLY LIFE INCOME
   ORIGINAL MONTHLY INSTALLMENT PER $1,000 PROCEEDS
-------------------------------------------------------
   MALE                  FEMALE PAYEE AGE
   PAYEE
    AGE         55      60        65       70      75
----------   ------- --------  -------- -------- -------
    55        $4.73    $4.88    $5.02    $5.15   $5.25
    60         4.83     5.03     5.24     5.44    5.62
    65         4.92     5.18     5.47     5.77    6.05
    70         4.98     5.29     5.66     6.08    6.52
    75         5.03     5.38     5.82     6.36    6.98
-------------------------------------------------------
  UNISEX                 UNISEX PAYEE AGE
  PAYEE
   AGE          55      60        65       70       75
------------ ------- --------  -------- -------- -------
    55        $4.73    $4.86    $4.98    $5.07   $5.15
    60         4.86     5.04     5.22     5.38    5.50
    65         4.98     5.22     5.48     5.72    5.94
    70         5.07     5.38     5.72     6.09    6.44
    75         5.15     5.50     5.94     6.44    6.98

                       FARM BUREAU LIFE INSURANCE COMPANY
            5400 UNIVERSITY AVENUE, WEST DES MOINES, IOWA 50266-5997



                                  ENDORSEMENT

        This endorsement is a part of the policy to which it is attached.


SECTION 1 - POLICY MODIFICATIONS

POLICY MODIFICATIONS

The policy is modified to add the provisions of this endorsement. All provisions of the policy not in conflict with this endorsement will apply to this endorsement. In the event of a conflict between the provisions of the policy and this endorsement, the provisions of this endorsement will prevail.

SECTION 2 - ANNUITY BENEFIT

The Annuity Benefit provision in the policy is removed in its entirety and replaced with the following:

2.1 ANNUITY BENEFIT

If the Annuitant lives to the Retirement Date, we will pay the Annuitant a monthly income for the rest of the Annuitant's life beginning on the Retirement Date if:

a.   this policy is in force on the Retirement Date;
b. the Owner has not elected to have the accumulated value paid in a single sum; and
c.   the Owner has not elected a payment option.

The amount of payments will be obtained by applying the Declared Interest Option accumulated value under payment option C and the variable accumulated value under Option I. We will make at least 120 payments. After 120 payments, the Annuitant must be living to receive further payments. If the Annuitant dies before 120 payments have been paid, any remaining payments will be paid in accordance to the terms of the payment option agreement issued at the time the payments began.

                                                /s/ Craig A. Lang
                                                President

NONPARTICIPATING VARIABLE ANNUITY POLICY

     If you have any questions concerning this policy or if anyone suggests that you change or replace this policy, please contact your Farm Bureau Life agent or our Home Office. (515-225-5400)


FARM BUREAU LIFE INSURANCE COMPANY
5400 UNIVERSITY AVENUE
WEST DES MOINES, IOWA 50266-5997